Exhibit 10.2

CENTRAL PACIFIC FINANCIAL CORP.
DIRECTORS' DEFERRED COMPENSATION PLAN

(Restatement effective January 1, 2005)

CENTRAL PACIFIC FINANCIAL CORP.
DIRECTORS' DEFERRED COMPENSATION PLAN

Article 1. Purpose. This Central Pacific Financial Corp. Directors' Deferred Compensation Plan (the "Plan") is intended to advance the interests of Central Pacific Financial Corp. (the "Company") by providing deferred compensation benefits to the non-employee members ("Directors") of the board of directors (the "Board") of the Company and Central Pacific Bank (the "Bank") and thereby strengthen the ability of the Company and the Bank to attract and retain valued Directors upon whose judgment, initiative, and efforts the successful conduct and development of the Company and Bank depend.

Article 2. Effective Date and Plan Year. This restatement shall be effective with respect to amounts deferred on or after January 1, 2005. Appendix A, attached hereto and incorporated herein by this reference, provides distribution rules for amounts deferred and vested prior to January 1, 2005. The Plan shall be operated on the basis of the calendar year (the "Plan Year").

Article 3. Eligibility. Any Director entitled to compensation from the Company or the Bank for service as a Director, other than a Director who is also a salaried officer or employee of the Company or any of its subsidiaries, is eligible to Participate in the Plan. A Director becomes a participant (a "Participant") by making a Deferral Election in accordance with Article 5.

Article 4. Administration. The Compensation Committee of the Board shall administer the Plan in accordance with the Committee's charter and the governance rules and procedures applicable to the Committee. The Committee may delegate its administrative authority and responsibilities under the Plan to any one or more officers of the Company or the Bank or to a third-party administrator.

The Committee shall have plenary authority, in its discretion, to: (a) construe and interpret the Plan and its provisions and resolve any ambiguities herein; (b) determine the amount and recipient of any payment hereunder; (c) prescribe, amend, and rescind rules and regulations; and (d) make all other determinations and do all other things necessary or appropriate for the administration of the Plan. All decisions, determinations, and interpretations made by the Committee shall be binding and conclusive on Participants, beneficiaries, and all other interested parties.

Article 5. Deferral Election. By making a "Deferral Election," a Participant may elect to defer the receipt of the Participant's annual retainer fees, Board meeting fees, or committee meeting fees earned for the Plan Year. A Participant's Deferral Election shall be on a form (paper or electronic) approved by the Company.

a. General Deferral Election Timing Rule. To be effective for a Plan Year, the Participant's Deferral Election must be executed and delivered to the Bank's Human Resources Department no later than December 31 of the year immediately preceding the Plan Year. The Deferral Election in effect as of December 31 of the immediately preceding year shall be irrevocable as to fees earned for the Plan Year.

b. First Year of Eligibility. In the case of the first Plan Year in which an individual becomes a Director, the Director may make a Deferral Election within 30 days after becoming a Director, but such Deferral Election shall be effective only with respect to fees earned for services performed after the date the Deferral Election form is executed and delivered to the Director of Human Resources of the Bank. For purposes of determining whether a Director is newly eligible to participate, the plan aggregation rules under Section 409A of the Internal Revenue Code (the "Code") apply. However, currently the Company does not sponsor another account balance deferred compensation plan for Directors. Therefore, unless and until the Company adopts another account balance deferred compensation plan, the plan aggregation rules will have no effect on deferral elections in the first year of eligibility.

c. Subsequent Plan Years. Effective for the 2007 Plan Year (i.e., for elections made in 2006 with respect to the 2007 Plan Year), there will be no evergreen elections. A Participant must make an affirmative deferral election with respect to a Plan Year under Article 5.a. If a Participant has not made an affirmative election by December 31 of the immediately preceding year, the Participant will be deemed to have irrevocably elected not to make a deferral for the Plan Year.

d. Cancellation of Deferral Election in the Event of Unforeseeable Emergency. In the event of an "unforeseeable emergency," as defined in Article 8.c, the Participant's Deferral Election, if any, with respect to the Plan Year shall be cancelled. Any future Deferral Elections shall be subject to the timing rule in Article 5.a.

Article 6. Deferred Compensation Account. One or more separate accounts shall be established and maintained on behalf of each Participant under the Plan (collectively, the "Account"), which shall reflect the balance of the deferred fees credited to the Participant and the deemed investment earnings on such amounts. The deferred fees for each Participant shall be credited to the Participant's Account as soon as practicable following the date such fees would otherwise have been paid to the Participant. The Company shall maintain books and records that appropriately reflect the balance of the Participant's Account. If a Participant elects different times or forms of distribution for the amounts deferred in different Plan Years, the Company shall separately account for the different Plan Year's deferrals.

For purposes of determining the value of the Participant's Account, the amount allocated to the Participant's Account shall be treated as if it were invested and reinvested in one or more investment funds offered by the Bank's Trust Division, or in common stock of the Company, as may be directed by the Participant. Each Account shall be appropriately increased or decreased to reflect the appreciation or depreciation in the value of the deemed investment, the net income or loss attributable to the deemed investment, and the distributions and expenses that may be charged to the Account. The Participant agrees on behalf of the Participant and any beneficiary to assume all risks and responsibilities for the direction of investments in the Participant's Account, and neither the Company, the Committee, the Company's employees, nor any third-party service provider shall be liable for any deemed investment losses that may be incurred under the Account because of the Participant's investment elections. A Participant shall have no

direct ownership interest in any assets representing such deemed investments. Pursuant to Articles 13 and 14, a Participant's Account represents a general unfunded promise to pay deferred compensation. A Participant's Account balance is the measure of the amount of the Participant's deferred compensation.

Article 7. Vesting. A Participant shall have a 100% vested and nonforfeitable interest in the balance of the Participant's Account at all times.

Article 8. Time of Distribution. Except as provided in a Participant's election under Article 9 or under Article 8.d (with respect to any "Specified Employees"), any deferred amount shall be distributed by the 15th day of the third month following the first to occur of the following events:

a. Separation from Service. The Participant's "separation from service". For this purpose, "separation from service" is defined by reference to Proposed Treasury Regulations Section 1.409A-1(h) and future guidance from the Internal Revenue Service.

b. Death. The Participant's death. In the event of the death of a Participant before his of her Account has been distributed in full, the balance of the Participant's Account shall be paid to the Participant's designated beneficiary. The Participant's beneficiary may be designated or changed by the Participant (without the consent of any prior beneficiary) through written notice delivered to and accepted by the Company prior to the Participant's death. Whenever a new beneficiary form is filed with the Company, all former beneficiary designations by such Participant shall be revoked automatically. If, upon the death of a Participant, there is no valid beneficiary designation on file with the Company, the beneficiary of the Participant's Account shall be the Participant's surviving spouse or, if none, the Participant's estate.

c. An Unforeseeable Emergency. The occurrence of an "unforeseeable emergency". A Participant shall be deemed to have had an "unforeseeable emergency" if the Participant suffers a severe financial hardship resulting from (1) an illness or accident of the Participant, the Participant's spouse, or a "dependent" of the Participant, as defined in Section 152(a) of the Code; (2) loss of the Participant's property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as more particularly described in Proposed Treasury Regulation Section 1.409A-3(g)(3) or future Internal Revenue Service guidance under Section 409A of the Code. Generally, the purchase of a home or the payment of college tuition are not "unforeseeable emergencies". A distribution on account of "unforeseeable emergency" may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under this Plan. In accordance with Article 5.d, before a distribution is made based on unforeseeable emergency, the Participant's current year deferrals in this Plan, if any, shall be cancelled. Any distribution because of an unforeseeable emergency must be limited to the amount

reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). The determination of the amount reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available to the Participant because of the cancellation of the Participant's deferral election under Article 5.d.

d. Specified Employees. Notwithstanding any other provision of the Plan to the contrary, if it is determined that a Participant is a "Specified Employee," distributions on account of separation from service under Article 8.a shall be delayed until the first day of the seventh month following the Specified Employee's separation from service. This means that the distributions under the first and third bullet points in Article 9 would be delayed if this rule applies. A "Specified Employee" is a "key employee," as defined in Section 416(i) of the Code without regard to Section 416(i)(5).

Article 9. Form of Distribution. At the time a Participant makes a Deferral Election, the Participant must elect the form of distribution for the portion of the Participant's Account attributable to that Plan Year's deferred compensation in the event such amount is paid on account of the Participant's separation from service (as defined in Section 409A of the Code) for a reason other than death. The Participant may choose from among the following forms of distribution:

- a single lump-sum cash payment on the first day of the month following the Participant's separation from service;
- a single lump-sum cash payment on a designated anniversary date (no later than the 10th anniversary) of the Participant's separation from service;
- installment payments in cash commencing on the first day of the month following the Participant's separation from service, which installment payments will be paid over a period of years (not to exceed 10 years) designated by the Participant; or
- annual installments in cash commencing on a designated anniversary date (no later than the 9th anniversary) of the Participant's separation from service and extending over a designated period that ends no later than the 10th anniversary of the Participant's separation from service.

Annual installments shall be calculated using the "declining balance method," under which each annual installment payment is determined by multiplying the remaining Account balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments.

Notwithstanding that Participants may direct deemed investments in Company stock under Article 6, all distributions shall be made in cash.

Article 10. Subsequent Changes to Elections as to the Time and Form of Payment. A Participant's election with respect to the time and form of payment following a separation from service may be not be changed except as provided in this Article 10.

a. Any new election must be made at least twelve months prior to the date the payment is scheduled to be paid;

b. Under the new election, payment must be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid; and

c. The new election may not take effect until twelve months after the new election is made.

Installment payments are treated as a single payment for purposes of this rule with respect to subsequent changes to elections.

Example: At the time of making a deferral election, Participant A chooses to have the deferred amount paid in five annual installments commencing on the first day of the month following Participant A's separation from service. Twelve months prior to Participant A's separation from service, Participant A may make a new election to receive a lump sum payment five years after the installment payments were to have commenced.

Article 11. Special Elections in 2006. During 2006, each Participant who deferred fees for the 2005 and/or 2006 Plan Years shall be given a new election with respect to those years as to the form of payment following separation from service. The permissible forms of distribution are those listed in Article 9.

Article 12. Incapacity. If the Committee finds that any person to whom a benefit is payable under this Plan is legally, physically, or mentally incapable of personally receiving and receipting for payment, the Committee may direct that such benefit be paid to any person, persons, or institutions who have custody of such person, or are providing necessities of life (including, without limitation, food, shelter, clothing, and medical, or custodial care) to such person, to the extent deemed appropriate by the Committee. Any such payment shall constitute a full discharge of the liability of the Company to the extent thereof. The Company shall not be required to see to the application of any distribution made under this Article 12.

Article 13. No Funding. The amounts payable under this Plan shall be paid from the general assets of the Company, as the Company may determine, and a Participant shall have no right, title, or interest in or to investments, if any, which the Company may make to assist it in meeting its obligations under this Plan, including any deemed investments under Article 6. Beneficial ownership of any such investments shall at all times remain in the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between the Company and the Participant or any other person.

To the extent any person acquires a right to receive a payment from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor.

The Company may establish a "rabbi trust" in order to assist the Company in satisfying its obligations under the Plan. If a rabbi trust is established, the arrangement shall be consistent with the preceding paragraph, and the arrangement shall be subject to the following conditions: (a) the establishment and maintenance of the trust shall not cause the Plan to be other than an "unfunded" plan for purposes of the Code; (b) the Company shall be treated as the "grantor" of the trust for purposes of Section 677 of the Code; (c) the trust shall provide that its assets will be used to satisfy claims of the Company's general creditors in the event of the Company's insolvency; and (d) neither the rabbi trust nor the assets of the rabbi trust shall be located or transferred outside of the United States.

Article 14. Legal Status. This Plan is a nonqualified deferred compensation plan that is not subject to the requirements of Section 401(a) of the Code. Furthermore, this Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, since it covers only non-employee Directors of the Company. Prior to the actual payment of the amounts credited to an Account, there shall be no transfer of any assets to or for the benefit of a Participant under this Plan, and the Plan is intended to confer no current benefit that would be immediately taxable to the Participant under constructive receipt or other tax principles. The Plan has been designed to meet the requirements of Section 409A of the Code and shall be interpreted consistent with any guidance issued by the U.S. Department of Treasury, including the Internal Revenue Service, under Section 409A.

Article 15. Continued Service. Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue in the service of the Company as a Director or in any other capacity. Furthermore, nothing contained in this Plan shall be deemed to create an obligation on the part of the Board to nominate any Director for reelection by the Company stockholders.

Article 16. Nonassignment. The interests of a Participant hereunder may not be sold, transferred, assigned, pledged, or hypothecated, and no Participant may borrow against his or her Account.

Article 17. Rule 16b-3 Requirements. With respect to Directors who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") ("Insiders"), stock transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act (except to the extent that noncompliance of a particular transaction would not result in liability under Section 16 of the Exchange Act or the rules adopted thereunder). The Committee may adopt such procedures as it deems necessary or desirable to ensure the availability of exemptions from Section 16 of the Exchange Act afforded by Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to comply with the applicable conditions of Rule 16b-3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

Article 18. Amendment and Termination. The Board may amend, modify, or terminate the Plan at any time, in its discretion. However, no amendment, modification, or termination of the Plan shall reduce a Participant's Account balance.

Article 19. Tax Withholding. The payment of any amount under this Plan shall be conditioned upon the satisfaction of tax withholding or other withholding liabilities under state or federal law. The Participant shall be liable for any and all taxes applicable to payments under this Plan, and the Company shall not "gross-up" such payments for taxes.

Article 20. Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, the Company shall indemnify the members of the Board and the Committee against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action or failure to act under or in connection with the Plan, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Company.

Article 21. Successors. All obligations of the Company under the Plan with respect to any Account hereunder shall be binding on any successor to the Company. If the Company enters into a contract to sell all or substantially all the assets of the Company, the Company shall require the buyer to assume the obligations under this Plan.

Article 22. Enforceability and Controlling Law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue in full force and effect. The provisions of this Plan shall be construed, administered, and enforced according to the laws of the State of Hawaii without giving effect to the conflict of laws principles.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers on this 25th day of October, 2006.

CENTRAL PACIFIC FINANCIAL CORP.

By [signature]
Its

By [signature]
Its

APPENDIX A

GRANDFATHERED BENEFITS

Article 1. General. The Company has restated this Plan to comply with Section 409A of the Code. However, it is the Company's intention that amounts deferred and vested under the Plan as of December 31, 2004, (and any earnings thereon thereafter) be grandfathered and not be subject to Section 409A of the Code, in accordance with Proposed Treasury Regulation Section 1.409A-6. This Appendix A provides rules for the grandfathering of amounts deferred and vested as of December 31, 2004.

Article 2. Separate Accounting. A Participant's Account balance as of December 31, 2004, and any earnings thereafter, shall be accounted for separately from any deferrals after December 31, 2004. All references to a Participant's Account in Article 4 of this Appendix A shall mean the Participant's Account balance as of December 31, 2004, and any earnings on such Account balance thereafter.

Article 3. No Material Modification. The Company shall not materially enhance or add a material new benefit or right to any deferrals occurring prior to January 1, 2005. This means that the Company may not act by discretion or formal amendment to enhance or add to the rights provided under this Appendix A.

Article 4. Distribution Provisions.

a. Distribution Due to Termination. In the event that a Participant terminates as a Director of the Company, the amount credited to the Account of the Participant shall be paid in cash to the Participant in the manner elected by the Participant. However, the Participant is limited to the following distribution options: (a) a single lump sum within ten years following such termination, or (b) annual installments over a period of years not exceeding ten years following such termination. To the extent consistent with these distribution options, the Participant may elect the distribution commencement date and the timing of distributions. Annual installment payments shall be determined by multiplying the Participant's Account by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the term. Each Participant shall file with the Company at the time of (and as part of) his or her Deferral Election an election regarding the method of distribution of his or her Account in the event of his or her termination from service as a Director of the Company. A Participant may modify his or her election as to the timing and form of distribution of the Account, except that no modification of distribution election shall be valid (and such distribution election shall be disregarded) to the extent that such modification applies to a distribution made on or before the last day of the Plan Year following the Plan Year in which the modification is made. That is, a modification to a distribution election may apply only to a distribution occurring after the Plan Year following the Plan Year in which the modification is made.

b. Distribution Due to Death. In the event of the death of an active Participant, or terminated Participant prior to expiration of the period during which his or her Account is payable, the balance of the Participant's Account shall be paid in cash in a single lump sum to his or her designated beneficiary. The Account shall be paid in full as soon as practicable following the Participant's death. The Participant's designated beneficiary shall be designated or changed by the Participant (without the consent of any prior beneficiary) through written notice in a form delivered to and accepted by the Company prior to the Participant's Death. If no such beneficiary is designated, or if no designated beneficiary survives the Participant, the amount payable due to the Participant's death shall be payable to the Participant's estate.

c. Withdrawal for Unforeseeable Emergency. Upon application by a Participant and prior to the time that the Participant's Account is otherwise subject to distribution, the Committee may permit the Participant to withdraw all or a portion of the Participant's Account (but only that portion of the Account comprising the Deferral Election amounts, and not earnings credited on such amounts) due to an "Unforeseeable Emergency". For this purpose, an "Unforeseeable Emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of a Participant or of a dependent (within the meaning of Section 152(a) of the Code") of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but specifically not including the education of a dependent or the purchase of a residence). An Unforeseeable Emergency shall not exist if the hardship may be relieved as follows: (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (c) by cessation of the Deferral Election under this Agreement. In the event that the Participant obtains a withdrawal of his or her Account due to an Unforeseeable Emergency, the Participant's then current Deferral Election shall terminate, and the Participant shall not be allowed to commence a subsequent Deferral Election earlier than 12 months following such withdrawal. In no event shall a withdrawal due to an Unforeseeable Emergency exceed the amount required to meet the given emergency plus any amounts necessary to pay any federal, state, or local taxes reasonably anticipated to result from the withdrawal. The allowance and manner of a withdrawal under this paragraph shall be subject to the determination and approval of the Committee and shall require the Participant's written request on such forms as the Committee may prescribe.